                                                               EXHIBIT 12

                               ASHLAND INC.

            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                AND EARNINGS TO COMBINED FIXED CHARGES AND

                         PREFERRED STOCK DIVIDENDS

                               (In millions)

                                                               Three Months
                                  Years Ended September            Ended
                                           30,                 December 31,
                                 ----------------------------  --------------
                                 1994  1995  1996  1997  1998   1997    1998
                                 ----  ----  ----  ----  ----  ------  ------
EARNINGS
Income (loss) from continuing
 operations..................... $163  $ 14  $136  $192  $203  $   52  $  (11)
Income taxes....................   82    (1)   72   127   114      35      (6)
Interest expense................  119   153   154   148   133      30      33
Interest portion of rental
 expense........................   34    35    44    48    40      13       9
Amortization of deferred debt
 expense........................    1     1     1     1     1     --      --
Undistributed earnings of
 unconsolidated affiliates......  (14)   (8)  (21)  (19)  (77)     15     145
Amounts related to significant
 affiliates*
  Earnings......................   27    49    57    47    59      16       9
  Dividends.....................  --     (9)   (5)  (12)  (10)     (2)     (2)
                                 ----  ----  ----  ----  ----  ------  ------
                                 $412  $234  $438  $532  $463  $  159  $  177
                                 ====  ====  ====  ====  ====  ======  ======
FIXED CHARGES
Interest expense................ $119  $153  $154  $148  $133  $   30  $   33
Interest portion of rental
 expense........................   34    35    44    48    40      13       9
Amortization of deferred debt
 expense........................    1     1     1     1     1     --      --
Capitalized interest............  --    --    --      1   --      --      --
Fixed charges of significant
 affiliates*....................   18    32    29    25    29       3      15
                                 ----  ----  ----  ----  ----  ------  ------
                                 $172  $221  $228  $223  $203  $   46  $   57
                                 ====  ====  ====  ====  ====  ======  ======
COMBINED FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS
Preferred dividend
 requirements................... $ 19  $ 19  $ 19  $  9  $--   $  --   $  --
Ratio of pretax to net
 income**....................... 1.51   .90  1.53  1.66   --      --      --
                                 ----  ----  ----  ----  ----  ------  ------
Preferred dividends on a pretax
 basis..........................   28    17    29    16   --      --      --
Fixed charges...................  172   221   228   223   203      46      57
                                 ----  ----  ----  ----  ----  ------  ------
                                 $200  $238  $257  $239  $203  $   46  $   57
                                 ====  ====  ====  ====  ====  ======  ======
RATIO OF EARNINGS TO FIXED
 CHARGES........................ 2.40  1.06  1.92  2.39  2.28    3.46    3.13
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS................ 2.06   ***  1.70  2.23  2.28    3.46    3.13

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  *Significant affiliates are companies accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries.

 **Computed as income before income taxes divided by income from continuing operations, which adjusts dividends on preferred stock to a pretax basis.

***Combined fixed charges and preferred stock dividends exceeded earnings (as defined) by $4 million.

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